Exhibit 3.5

CERTIFICATE OF INCORPORATION OF ELK RIVER MINERALS CORPORATION * * * * *

FIRST: The name of the corporation is

ELK RIVER MINERALS CORPORATION

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation shall have perpetual existence.

FIFTH: The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of Common stock having a par value of One Dollar ($1.00), amounting in the aggregate to One Thousand Dollars ($1,000).

SIXTH: The name and mailing address of the incorporators are as follows:

NAME	MAILING ADDRESS

D. A. Hampton	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

S. M. Fraticelli	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

L. J. Johnston	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

SEVENTH: The name and mailing address of each person who is to serve as a director until the first annual meeting of the shareholders or until a successor is elected and qualified is as follows:

NAMES	MAILING ADDRESS

R. L. Dulaney	4711 Old Kingston Pike Knoxville, TENN 37919

B. R. Thompson, Sr.	4711 Old Kingston Pike Knoxville, TENN 37919

L. Young	4711 Old Kingston Pike Knoxville, TENN 37919

EIGHTH: The shareholder of the corporation shall not be entitled to cumulative voting rights in the election of directors.

NINTH: Holders of shares of stock of the Corporation shall not have any preemptive rights and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option rights or any securities having conversion or option rights, without first offering such shares, rights or securities to any holder of the stock.

TENTH: The by-laws may be altered or amended at any meeting of shareholders, by a vote of the holders entitled to cast a majority of the votes present or represented at the meeting, or at any duly constituted meeting of the Board of Directors, by a majority vote of the Directors then in office, subject always to the power of the shareholders to change such action, and provided that only the shareholders may amend the by-laws providing for meeting of shareholders.

ELEVENTH: Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

THE UNDERSIGNED, being each of the incorporators herein above named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 11th day of November, 1985.

/s/ D. A. Hampton
D. A. Hampton

/s/ S. M. Fraticelli
S. M. Fraticelli

/s/ L. J. Johnston
L. J. Johnston